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                                                                  EXHIBIT 99.1

                      ETOYS RAISES ADDITIONAL $100 MILLION
                        OF CASH THROUGH PRIVATE PLACEMENT


SANTA MONICA, Calif., June 13, 2000 - eToys Inc. (Nasdaq: ETYS) today announced it has completed a private placement of $100 million of Series D convertible preferred stock and related warrants with a select group of institutional investors led by Promethean Asset Management.

The preferred stock is convertible into eToys Inc. common stock at a rate based on market prices, subject to certain limits and conditions, over the three-year term of the securities. eToys has the right to redeem any or all of the preferred stock for cash, subject to a premium and certain conditions, at any time over the next three years.

The preferred stock carries a 7% dividend yield, payable in either cash or eToys common stock. The holders of the preferred stock have also received warrants to purchase up to approximately 5.0 million shares of eToys common stock at $7.17 per share over the next three years, subject to adjustment.

The company expects the proceeds, along with existing cash balances, to be used primarily to fund working capital and other general corporate needs. Cash balances at the end of the most recently reported quarter, ended March 31, 2000, were $140 million.

Neither the preferred stock nor the warrants have been or will be registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act or an applicable exemption from the registration requirements of such act.

FORWARD-LOOKING STATEMENTS

Statements herein that are forward-looking involve risks and uncertainties that could cause results to differ materially from those expressed. Such risks and uncertainties include, but are not limited to, the company's expectation of operating losses and negative cash flow for the foreseeable future. Other risk factors include the company's limited operating history, unpredictability of operating results, seasonality, inventory risk, reliance on key vendors and distributors as well as the competitive marketplace. Other risks are set forth in the company's Form 424B4 Prospectus dated May 19, 1999, under the heading "Risk Factors" and in the company's other filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2000.